ASSET PURCHASE AGREEMENT

                           dated as of March 10, 1998

                                     between

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                       and

            BMG ENTERTAINMENT NORTH AMERICA, a division of BMG MUSIC


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                                TABLE OF CONTENTS

Section                                                                     Page

ARTICLE I.....................................................................1

DEFINITIONS...................................................................1

ARTICLE II....................................................................7

PURCHASE AND SALE.............................................................7
SECTION 2.01.  Purchase and Sale of the Assets................................7
SECTION 2.02.  Assumption of Liabilities......................................7
SECTION 2.03.  Purchase Price; Adjustment to Purchase Price...................8
SECTION 2.04.  Allocation of Purchase Price..................................10
SECTION 2.05.  Receivables, License Payments.................................10
SECTION 2.06.  Closing.......................................................10

ARTICLE III..................................................................10

CONDITIONS PRECEDENT TO THE CLOSING..........................................10
SECTION 3.01.  General.......................................................10
SECTION 3.02.  Closing Deliveries............................................11

ARTICLE IV...................................................................11

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..............................11
SECTION 4.01.  Purchaser's Organization and Authority........................11
SECTION 4.02   Capitalization................................................11
SECTION 4.03.  Warrants and Options..........................................12
SECTION 4.04.  No Conflict...................................................12
SECTION 4.05.  Consents and Approvals........................................12
SECTION 4.06.  Securities Reports; Financial Statements......................12
SECTION 4.07.  Absence of Certain Changes or Events..........................13
SECTION 4.08.  Litigation....................................................13
SECTION 4.09.  Certificate of Designation....................................13
SECTION 4.10.  Brokers.......................................................13

ARTICLE V....................................................................13

REPRESENTATIONS AND WARRANTIES OF THE SELLER.................................13
SECTION 5.01.  Organization and Authority....................................13
SECTION 5.02.  No Conflict...................................................14
SECTION 5.03.  Consents and Approvals........................................14
SECTION 5.04.  Litigation....................................................14
SECTION 5.05.  Compliance with Laws..........................................15
SECTION 5.06.  Contracts.....................................................15
SECTION 5.07.  Employees.....................................................15
SECTION 5.08   Tangible Personal Property....................................16
SECTION 5.09.  Certain Representations.......................................16


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SECTION 5.10.  Investment Intent.............................................16
SECTION 5.11.  Securities Act................................................16
SECTION 5.12.  Taxes.........................................................16
SECTION 5.13.  Brokers.......................................................16

ARTICLE VI...................................................................17

ADDITIONAL AGREEMENTS........................................................17
SECTION 6.01.  Investigation.................................................17
SECTION 6.02.  Access to Information.........................................17
SECTION 6.03.  Publicity.....................................................17
SECTION 6.04.  Confidentiality...............................................17
SECTION 6.05.  Notice Preceding Compelled Disclosure.........................18
SECTION 6.06.  Notification to Governmental Authorities......................18
SECTION 6.07.  Bulk Transfer Laws............................................18
SECTION 6.08.  Use of Name or Other Intellectual Property....................18
SECTION 6.09.  Employees.....................................................19
SECTION 6.10.  No Competition................................................19
SECTION 6.11.  Voting of Designated Shares...................................20
SECTION 6.12.  Audit.........................................................20
SECTION 6.13.  Termination of Gametek Litigation.............................20
SECTION 6.14.  Right of Set-off..............................................20
SECTION 6.15.  Performance of Contracts......................................21
SECTION 6.16.  Further Action................................................21

ARTICLE VII..................................................................21

TAX MATTERS..................................................................21
SECTION 7.01.  Conveyance Taxes..............................................21
SECTION 7.02.  Taxes.........................................................21
SECTION 7.03.  Tax Reporting.................................................21

ARTICLE VIII.................................................................22

INDEMNITY....................................................................22
SECTION 8.01.  Survival; Waiver..............................................22
SECTION 8.02.  Seller Indemnification........................................22
SECTION 8.03.  Purchaser Indemnification.....................................24
SECTION 8.04.  No Rescission.................................................25

ARTICLE IX...................................................................25

GENERAL PROVISIONS...........................................................25
SECTION 9.01.  Expenses......................................................25
SECTION 9.02.  Notices.......................................................25
SECTION 9.03.  Headings......................................................26
SECTION 9.04.  Severability..................................................26
SECTION 9.05.  Entire Agreement..............................................27
SECTION 9.06.  Assignment....................................................27
SECTION 9.07.  No Third-Party Beneficiaries..................................27


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SECTION 9.08.  Amendment; Waiver.............................................27
SECTION 9.09.  Governing Law.................................................27
SECTION 9.10.  Consent to Jurisdiction.......................................27
SECTION 9.11.  Counterparts..................................................28


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                                    EXHIBITS

Exhibit A:          Administrative Services Agreement

Exhibit B-1:        Assignment of Contracts between BMG Music and the Purchaser

Exhibit B-2:        Assignment of Contracts between BMG EIV and the Purchaser

Exhibit B-3:        Assignment of Contracts between BMG Music Spain, S.A. and
                    the Purchaser

Exhibit B-4:        Assignment of Contracts between BMG Chile, S.A. and the
                    Purchaser

Exhibit B-5:        Assignment of Contracts between BMG Portugal, Actividades
                    Audiovisuais, Lda. and the Purchaser

Exhibit B-6:        Assignment of Contracts between BMG Entertainment Mexico,
                    S.A. de C.V. and the Purchaser

Exhibit B-7:        Assignment of Contracts between BMG Ariola Miller GmbH and the Purchaser

Exhibit B-8:        Assignment of Contracts between BMG Japan, Inc. and the
                    Purchaser

Exhibit B-9:        Assignment of Contracts between Universum Film GmbH and
                    the Purchaser

Exhibit B-10:       Assignment of Contracts between BMG Entertainment
                    International UK & Ireland Ltd. and the Purchaser

Exhibit B-11:       Assignment of Contracts between BMG France, S.A. and the
                    Purchaser

Exhibit C:          Assumption Agreement made by the Purchaser in favor of the
                    Seller and certain of its Affiliates

Exhibit D:          Bill of Sale and Assignment between Seller and the Purchaser

Exhibit E:          Central Services Agreement

Exhibit F:          Certificate of Designation

Exhibit G:          Copyright Assignment

Exhibit H:          Term Sheet for Employment Agreement for Benoit Deniau

Exhibit I:          Term Sheet for Employment Agreement for David Strempel

Exhibit J:          Term Sheet for Employment Agreement for Sam Houser

Exhibit K:          Pick, Pack, Ship, Billing and Collection Agreement

Exhibit L:          Reference Balance Sheet

Exhibit M:          Registration Rights Agreement

Exhibit N:          Secondment Agreement

Exhibit O:          Legal Opinion of Tenzer Greenblatt LLP


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SCHEDULE I

   PART A-1:                  Designated Contracts
   PART A-2:                  All Other Contracts

SCHEDULE II                   Accounting Policies

SCHEDULE III                  Unrecouped Advance Value

SCHEDULE IV                   Inventory

SCHEDULE V                    Book Values

SCHEDULE VI                   Employee Bonuses


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                               DISCLOSURE SCHEDULE

Section 4.03:       Holders of Options, Warrants and Registration Rights

Section 5.03:       Consents, Approvals and Authorizations

Section 5.04:       Litigation

Section 5.05:       Compliance with Laws

Section 5.06(a):    Exceptions to Designated Contracts

Section 5.07(a):    Employees

Section 5.07(b):    Strikes, Slowdowns and Work Stoppages

     ASSET PURCHASE AGREEMENT, dated as of March 10, 1998 between TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware company, having an office at 575 Broadway, New York, New York 10012 (the "Purchaser") and BMG ENTERTAINMENT NORTH AMERICA, a division of BMG MUSIC, a New York general partnership, having an office at 1540 Broadway, New York, New York 10036 (the "Seller"; the Seller and the Purchaser are sometimes hereinafter collectively referred to as the "Parties").

                              W I T N E S S E T H:

     WHEREAS, the Seller and certain of its Affiliates (as defined below) are engaged in, among other things, the business of distributing, developing and publishing Products (as defined below) (the "Business"); and

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Assets (as defined below) and assume certain liabilities of the Business, all upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Accounting Policies" means United States generally accepted accounting principles, except as set forth in Schedule II.

     "Action" means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority. An Action shall not be deemed to be "pending" with respect to any Person if such Person has not yet been served with a summons in connection therewith.

     "Adjusted Assets" means, as of any date of determination, (i) the sum of Inventory Value plus Unrecouped Advance Value plus Tangible Personal Property Value less (ii) Balance Sheet Liabilities.

     "Adjustment Date Share Price" means the average per share price of the Common Stock as traded on the NASDAQ SmallCap Market as of the Business Day immediately preceding the Closing Date.

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                                       2


     "Administrative Services Agreement" means the Administrative Services Agreement dated as of the date hereof between the Purchaser and the Seller, a copy of which is attached hereto as Exhibit A.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     "Agreement" means this Asset Purchase Agreement, dated as of March 10, 1998, between the Purchaser and the Seller.

     "Assets" has the meaning specified in Section 2.01.

     "Assignments of Contracts" means the Assignments of Contracts, dated as of the date hereof, copies of which are attached hereto as Exhibits B-1 through B-11.

     "Assumed Liabilities" has the meaning specified in Section 2.02.

     "Assumption Agreement" means the Assumption Agreement, dated as of the date hereof, made by the Purchaser in favor of the Seller and certain of its Affiliates, a copy of which is attached hereto as Exhibit C.

     "Balance Sheet Liabilities" means, as of any date of determination, the aggregate liabilities of the Business determined in accordance with the Accounting Policies.

     "Bill of Sale and Assignment" means the Bill of Sale and Assignment, dated as of the date hereof, between the Purchaser and the Seller, a copy of which is attached hereto as Exhibit D.

     "BMG EIV" means BMG Entertainment International Interactive and Video Ltd.

     "Business" has the meaning specified in the recitals to this Agreement.

     "Business Day " means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in the City of New York.

     "Central Services Agreement" means the Central Services Agreement, dated as of the date hereof, between the Seller and the Purchaser, a copy of which is attached hereto as Exhibit E.

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                                       3


     "Certificate of Designation" means the Certificate of Designation with respect to the Preferred Stock to be filed by the Purchaser with the Secretary of State of Delaware, a copy of which is attached hereto as Exhibit F.

     "Closing" has the meaning specified in Section 2.06.

     "Closing Date" means the date this Agreement is executed or such other date as the Purchaser and the Seller may mutually agree.

     "Code" shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

     "Common Stock" means the common stock of the Purchaser.

     "Confidential Information" has the meaning specified in Section 6.04.

     "Contracts" means, collectively, all of the contracts, licenses, sublicenses, agreements, leases, commitments, and sales and purchase orders as set forth in Part A-1 and Part A-2 of Schedule I.

     "Copyright Assignment" means the Copyright Assignment, dated as of the date hereof, between the Purchaser and the Seller, with respect to the Product known as "Grand Theft Auto", a copy of which is attached hereto as Exhibit G.

     "Copyrights" means copyrights, copyright registrations, copyright applications, copyright renewals and similar rights owned by or licensed to the Seller and used exclusively in the conduct of the Business, to the extent of the Seller's rights herein.

     "Designated Contracts" means the Contracts set forth on Part A-1 of
Schedule I.

     "Designated Shares" means 1,850,000 shares of Preferred Stock (as it may be adjusted pursuant to Section 2.03(b)).

     "Disclosing Party" has the meaning specified in 6.05.

     "Disclosure Schedule" means the Disclosure Schedule, dated as of the date hereof and attached hereto.

     "Employees" has the meaning specified in Section 5.07(a).

     "Final Closing Balance Sheet" has the meaning specified in Section 2.03(b)(i).

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                                       4


     "Gametek Litigation" means the litigation in Germany between Gametek (UK) Limited and BMG Ariola Miller GmbH relating to the Distribution Agreement dated as of August 1, 1995 between such parties.

     "General Partner" means Bertelsmann Music Group Inc., a general partner of the Seller.

     "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Indemnitee" has the meaning specified in Sections 8.02 and 8.03.

     "Independent Accounting Firm" has the meaning specified in Section 2.03(b)(iii).

     "Initial Closing Balance Sheet" has the meaning specified in Section 2.03(b)(i).

     "Inventory" means the finished goods inventory of Products.

     "Inventory Value" means, as of any date of determination, the value of the Inventory on such date determined in accordance with the Accounting Policies.

     "IP Entities" has the meaning specified in Section 6.08.

     "Key Employee Term Sheets" means the binding Term Sheets, dated the date hereof, between the Purchaser and each of Benoit Deniau, David Strempel and Sam Houser, copies of which are attached hereto as Exhibits H, I and J.

     "Key Employees" means Benoit Deniau, Sam Houser and David Strempel.

     "Losses" means any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by a person (including, without limitation, any Action brought or otherwise initiated by any person.

     "Loss Notice" has the meaning specified in Section 8.02.

     "Material Adverse Effect" means any change in, or effect on, the Assets that is materially adverse to the Business or the Assets, in each case taken as a whole after giving effect to this Agreement.

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                                       5


     "NASDAQ" means The NASDAQ Stock Market, Inc.

     "Parties" has the meaning specified in the recitals.

     "Permitted Disclosure" shall have the meaning specified in Section 6.03.

     "Person" means any individual, partnership, firm, corporation, limited liability company, limited liability partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Pick, Pack and Ship Agreement" means the Pick, Pack, Ship, Billing and Collection Agreement dated as of the date hereof between the Purchaser and the Seller, a copy of which is attached hereto as Exhibit K.

     "Platforms" means, collectively, Sony PlayStation, Nintendo 64 and Sega Saturn.

     "Preferred Stock" means shares of the Purchaser's Series A Preferred Stock.

     "Product" means an interactive multimedia product, including, but not limited to, the software applications, text, photographs, audio or video segments, story line, characters, animation, graphics, charts, tables or any other content or materials incorporated into the product, and related user and system documentation.

     "Purchase Price" has the meaning set forth in Section 2.03(a).

     "Purchaser" has the meaning specified in the recitals to this Agreement.

     "Purchaser SEC Reports" has the meaning specified in Section 4.06.

     "Reference Balance Sheet" means the balance sheet of the Seller, dated as of January 31, 1998 and prepared in accordance with the Accounting Policies, a copy of which is set forth in Exhibit L hereto.

     "Reference Balance Sheet Date" means January 31, 1998.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof between the Purchaser and the Seller, a copy of which is attached hereto as Exhibit M.

     "SEC" has the meaning specified in Section 4.06.

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                                       6


     "Secondment Agreement" means the Secondment Agreement dated as of the date hereof between the Purchaser and the Seller with respect to Gary Dale, a copy of which is attached hereto as Exhibit N.

     "Seller" has the meaning specified in the recitals.

     "Specified Liabilities" means, collectively, (i) the payment obligations of the Seller or its Affiliates pursuant to the Contracts were due as of the Closing Date (after all applicable grace periods), (ii) the bonuses to the Employees as set forth on Schedule VI, and (iii) the costs and liabilities relating to the specific litigation matters set forth in items 1 and 3 on Disclosure Schedule 5.04.

     "Tangible Personal Property" means all computers, equipment, supplies, furniture, personalty, rolling stock and other tangible personal property exclusively used in the Business and which is located in the United Kingdom, Germany or France; provided, that Tangible Personal Property shall not be deemed to include, without limitation, (i) telephones, computer servers (other than the computer server exclusively used in the Business and located in the United Kingdom) and fixtures, or (ii) any personal property exclusively used by Gary Dale or his assistant Joanne Green.

     "Tangible Personal Property Value" means $413,000.

     "Tax" or "Taxes" means any and all taxes or similar charges or levies of any kind whatsoever (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority.

     "Third-Party Claims" has the meaning specified in Section 8.02.

     "Transaction Agreements" means, collectively, the Central Services Agreement, the Administrative Services Agreement, the Pick, Pack and Ship Agreement, the Registration Rights Agreement, the Assumption Agreements, the Assignments of Contracts, the Bills of Sale and Assignment, the Copyright Assignment and the Key Employee Term Sheets.

     "Transferred Employees" means the Employees of the Business who have executed employment agreements with the Seller, as set forth on Part A-2 of
Schedule I attached hereto.

     "Unrecouped Advance Value" means, as of any date of determination, the aggregate amount of unrecouped advances made by the Seller (and its Affiliates, as applicable) to the developers under the applicable Contracts.

                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall, or shall cause its applicable Affiliate to, sell, assign, transfer and convey to the Purchaser (or its designee), and the Purchaser (or its designee) shall purchase and acquire from the Seller (or its applicable Affiliate), all of the Seller's (or its applicable Affiliates') right, title and interest in and to the assets expressly set forth in this Section 2.01 (all such assets being referred to as the "Assets"):

          (i) the Contracts (including, without limitation, all obligations set forth therein);

          (ii) the Copyrights;

          (iii) the Inventory;

          (iv) the Tangible Personal Property;

          (v) photocopies of all of the Seller's (and its Affiliates', as applicable) books of account, general, financial and personnel records (other than medical records) and other files and records pertaining exclusively to the Assets, wherever located.

     SECTION 2.02. Assumption of Liabilities. The Purchaser shall assume and shall pay, perform and discharge when due all obligations and liabilities of the Seller and its Affiliates, as the case may be, of whatever nature (whether fixed or contingent, arising by law or by contract or otherwise) arising out of or relating to the Assets (all liabilities assumed pursuant to this Section 2.02 being, the "Assumed Liabilities"), including, without limitation, the following liabilities:

     (a) All liabilities relating to the Employees; provided, that the Seller shall retain (i) all such liabilities relating to facts or circumstances arising, in their entirety, prior to the Closing, (ii) if such liabilities relate to facts and circumstances arising both before and after the Closing, all such liabilities that are principally related to facts or circumstances arising before the Closing, and (iii) any termination or severance costs in connection with the termination of the Employees who do not choose to be, and are not at any time, employed by the Purchaser.

     (b) All obligations and liabilities which are set forth on the Closing Date Balance Sheet.

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                                       8


     Notwithstanding anything to the contrary in the foregoing, the Purchaser shall not be deemed to assume any of the Specified Liabilities.

     SECTION 2.03. Purchase Price; Adjustment to Purchase Price. (a) The aggregate purchase price for the Assets payable by the Purchaser to the Seller shall be the Designated Shares, subject to adjustment as set forth in paragraph
(b) of this Section (the "Purchase Price").

     (b) The Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 2.03(b).

          (i) Final Closing Balance Sheets. At the Closing, the Seller shall deliver to the Purchaser an unaudited estimated balance sheet (the "Initial Closing Balance Sheet") as at the Closing Date, prepared in accordance with the Accounting Policies, subject to the amounts reflected thereon being the Seller's best estimates as of the Closing Date. Within thirty (30) days of the Closing Date the Seller shall prepare and deliver to the Purchaser, an unaudited balance sheet (the "Final Closing Balance Sheet") of the Business as at the Closing Date, prepared in accordance with the Accounting Policies.

          (ii) Initial Purchase Price Adjustment. If the Adjusted Assets reflected on the Initial Closing Balance Sheet are less than $9,000,000, the number of shares of Preferred Stock comprising the Purchase Price shall be reduced by an amount equal to the quotient of (A) $9,000,000 less the Adjusted Assets reflected on the Initial Closing Balance Sheet divided by
     (B) the Adjustment Date Share Price.

          (iii) Disputes. Purchaser may dispute any amounts reflected on the Final Closing Balance Sheet by delivering to Seller within twenty (20) Business Days of the Seller's delivery of the Final Closing Balance Sheet a written notice setting forth in reasonable detail the basis for such dispute; provided, however, that Purchaser may dispute amounts reflected on the Final Closing Balance Sheet (A) only to the extent the net effect of such disputed amounts in the aggregate would reduce the Adjusted Assets reflected on the Final Closing Balance Sheet to less than $9,000,000; and
     (B) only on the basis that the amounts reflected on the Final Closing Balance Sheet were not arrived at in accordance with the Accounting Policies. If the Purchaser timely delivers to Seller a dispute notice pursuant to this Section 2.03(b)(iii), the parties hereto shall negotiate in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall immediately be final, binding, and conclusive. If any such resolution leaves in dispute amounts the net effect of which in the aggregate would not reduce the Adjusted Assets reflected on the Final Closing Balance Sheet to less than $9,000,000, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Final Closing Balance Sheet delivered by the Seller to the Purchaser. If the parties are unable to reach a resolution with such effect within twenty (20) Business Days after receipt by the Seller of the Purchaser's written notice of dispute, the parties shall submit the items remaining in dispute for resolution in accordance with the Accounting Policies to Price Waterhouse LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of both the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Purchaser and the Seller) (either Price Waterhouse LLP or such other accounting firm, the "Independent Accounting Firm"), which shall, within thirty (30) Business Days after such submission, determine and report to the Purchaser and the Seller upon such remaining disputed items, and such report shall be final, binding, and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. No adjustment to the Purchase Price pursuant shall be made with respect to amounts disputed by the Purchaser, unless the net effect of the amounts successfully disputed by the Seller in the aggregate is to reduce the Adjusted Assets reflected on the Final Closing Balance Sheet to less than $9,000,000.

          (iv) Final Purchase Price Adjustment. The Final Closing Balance Sheet shall be final, binding, and conclusive on the parties hereto on the earlier of (A) the twentieth (20th) Business Day after delivery thereof by Seller to Purchaser if no dispute notice is delivered by Purchaser prior to such date, and (B) the date on which all disputes thereof have been resolved in accordance with Section 2.03(b)(iii). If the Adjusted Assets reflected on the Final Closing Balance Sheet are less than $9,000,000, the Seller shall, within ten (10) Business Days of the delivery of the Final Closing Balance Sheet being deemed final, binding, and conclusive, reconvey to the Purchaser a number of shares of Preferred Stock equal to the quotient of (A) (1) the lesser of (x) $9,000,000 and (y) the Adjusted Assets reflected on the Initial Closing Balance Sheet, less (2) the Adjusted Assets reflected on the Final Closing Balance Sheet, divided by
     (B) the Adjustment Date Share Price; provided, however, that if the Adjusted Assets reflected on the Initial Closing Balance Sheet were less than $9,000,000 (i.e., an initial purchase price adjustment was made at the Closing), and the Adjusted

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                                       10


     Assets reflected on the Final Closing Balance Sheet are greater than the Adjusted Assets reflected on the Initial Closing Balance Sheet, the Purchaser shall issue to the Seller within ten (10) Business Days of the Final Closing Balance Sheet being deemed final, binding, and conclusive a number of shares of Preferred Stock equal to the quotient of (A) (1) the lesser of (x) $9,000,000 and (y) the Adjusted Assets reflected on the Final Closing Balance Sheet less (2) the Adjusted Assets reflected on the Initial Closing Balance Sheet, divided by (B) the Adjustment Date Share Price.

     SECTION 2.04. Allocation of Purchase Price. The Purchase Price, as adjusted pursuant to Section 2.03 hereof (and all other capitalizable costs), shall be allocated among the various categories of Assets, in such manner as shall be negotiated and agreed by the Parties in good faith, in accordance with Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local or foreign law. Each of the Parties hereto agrees to prepare and file all tax returns, including Form 8594, in a manner consistent with such allocation and to report this transaction for federal, state and foreign income tax purposes in accordance with such allocation of the Purchase Price and shall use its best efforts to sustain such allocation in any subsequent tax audit or dispute.

     SECTION 2.05. Receivables, License Payments. Notwithstanding anything herein to the contrary, the Seller (and its Affiliates) shall be entitled to all proceeds and receivables generated from the Seller's (and its Affiliates') shipment of Products (for the avoidance of doubt, for purposes of this Section, gold masters shall not be deemed Products) prior to the Closing Date. Additionally, BMG shall be entitled to collect and retain all payments, whether made before or after the Closing, related to the (i) Assignment and Assumption Agreement, dated as of June 20, 1997, between BMG Interactive, Delphine Software International S.A.R.L. and Electronic Arts, Inc.; (ii) Termination Agreement, dated as of June 21, 1997, between BMG Interactive and Pixel Multimedia Limited; and (iii) Termination Agreement, dated as of June 30, 1997, between BMG Interactive and Engineering Animation, Inc.

     SECTION 2.06. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the office of Levin & Srinivasan LLP, 1776 Broadway, Suite 1900, New York, New York 10019, at 10:00 A.M. New York time on the Closing Date, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree.

                                   ARTICLE III

                       CONDITIONS PRECEDENT TO THE CLOSING

     SECTION 3.01. General. The respective obligations set forth herein of the Purchaser and the Seller to consummate the transactions contemplated in this Agreement shall be conditioned on the satisfaction at or prior to the Closing of the condition set forth in Section 3.02 and the delivery at the Closing of the documents set forth in Section 3.02 hereof.

     SECTION 3.02. Closing Deliveries. At the Closing:

     (a) The Purchaser, or its Affiliate, as applicable, the Seller, or its Affiliate, as applicable, and all other applicable parties shall have entered into each of the Transaction Agreements to which it is a party;

     (b) The Purchaser shall deliver to the Seller (i) the stock certificates evidencing the Designated Shares, in the name of the Purchaser, in form satisfactory to the Seller and with all required tax stamps affixed and (ii) a legal opinion from Tenzer Greenblatt LLP, a copy of which is attached hereto as Exhibit O; and

     (c) The Seller shall deliver to the Purchaser a receipt for the Purchase Price.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

     SECTION 4.01. Purchaser's Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Purchaser is a party are within the Purchaser's corporate powers and have been duly authorized on its part by all requisite action. This Agreement and the Transaction Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and (assuming due execution and delivery by all other parties signatory thereto) constitutes a legally valid and binding obligation of the Purchaser, subject to principles of equity, bankruptcy laws and the effect of laws limiting the rights of creditors generally.

     SECTION 4.02 Capitalization.

     (a) The authorized capital stock of the Purchaser consists of 15,000,000 shares of voting Common Stock and 5,000,000 shares of Preferred Stock, of which, as of the Closing (after taking into account the issuance of the Designated Shares), 9,850,043 shares of voting Common Stock and 1,850,000 shares of Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Purchaser's certificate of incorporation or by-laws or any agreement to which the Purchaser is a party or is bound.

     (b) Upon the consummation of the transactions contemplated herein, the Designated Shares will be duly authorized, validly issued, fully paid and non-assessable, and such Designated Shares will be owned by the Seller free and clear of all security interests, liens, claims, pledges, agreements, restrictions or other limitations on the Seller's voting rights, charges or other encumbrances of any nature whatsoever, other than any restrictions arising under applicable law, imposed by obligations or agreements to which the Seller is a party or under the Transaction Agreements.

     SECTION 4.03. Warrants and Options. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Purchaser or any of its subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Purchaser or any of its subsidiaries, or obligating the Purchaser or any of its subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity interests in, the Purchaser or any of its subsidiaries.

     SECTION 4.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.05 have been obtained, and except as may result from any facts or circumstances relating solely to the Seller, the execution and delivery of this Agreement and the Transaction Agreements to which the Purchaser is a party and the performance by the Purchaser of its obligations and duties under this Agreement and the Transaction Agreements do not contravene or constitute a default under (a) to the Purchaser's knowledge, any provision of applicable law or regulation, or (b) the certificate of incorporation or by-laws or similar organizational documents of the Purchaser.

     SECTION 4.05. Consents and Approvals. No action by, or in respect of or filing with, any Governmental Authority is required to be taken by the Purchaser for the execution delivery and performance by the Purchaser of this Agreement or the Transaction Agreements to which the Purchaser is a party, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement or the Transaction Agreements to which the Purchaser is a party and (b) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

     SECTION 4.06. Securities Reports; Financial Statements. As of the date hereof, (a) the Purchaser has filed all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") including, without limitation, (A) all Annual Reports on Form 10-K,
(B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all reports on Form 8-K, (E) all other reports or registration statements, and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Purchaser SEC Reports") and (ii) any applicable, federal, state or foreign securities authorities; and (b) the Purchaser has complied with the filing requirements in all material respects regarding all forms, reports, statements and other documents required to be filed with any other applicable federal, state or foreign regulatory authorities including, without limitation, state insurance and health regulatory authorities. The Purchaser SEC Reports do not, as of the date they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement, there has not been any material adverse change in the Purchaser's business or in its financial condition.

     SECTION 4.08. Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or the Transaction Agreements to which the Purchaser (or its Affiliates) is a party, or which would be reasonably likely to adversely affect or restrict the Purchaser's (or its Affiliates') ability to consummate the transactions contemplated by this Agreement or such Transaction Agreements, as the case may be.

     SECTION 4.09. Certificate of Designation. Attached hereto as Exhibit F is a true and complete copy of the Certificate of Designation.

     SECTION 4.10. Brokers.

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Agreements based on arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

     SECTION 5.01. Organization and Authority. (a) The Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of New York and the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Seller is a party are within the Seller's partnership powers and have been duly authorized on its part by all requisite action. This Agreement and the Transaction Agreements to which the Seller is a party have been duly executed and delivered by the Seller and (assuming due execution and delivery by all other parties signatory thereto) constitutes a legally valid and binding obligation of the Seller, subject to principles of equity, bankruptcy laws and the effect of laws limiting the rights of creditors generally.

     (b) The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Agreements by the General Partner, on behalf of the Seller are within the General Partner's powers (corporate or otherwise) and have been duly authorized on its part by all requisite actions. This Agreement and the Transaction Agreements to which the Seller is a party have been duly executed and delivered by the General Partner, on behalf of the Seller, and (assuming due execution and delivery by all other parties signatory thereto) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to principles of equity, bankruptcy laws and the effect of laws limiting the rights of creditors generally.

     SECTION 5.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution and delivery of this Agreement and the Transaction Agreements to which the Seller is a party and the performance by the Seller of its obligations and duties under this Agreement and the Transaction Agreements to which the Seller is a party do not contravene or constitute a default under
(a) to the Seller's knowledge, any provision of applicable law or regulation, or
(b) the certificate of incorporation or by-laws or similar organizational documents of the Seller.

     SECTION 5.03. Consents and Approvals.

     Except as set forth in Section 5.03 of the Disclosure Schedule:

     (a) No action by, or in respect of, or filing with, any Governmental Authority is required to be taken by the Seller for the execution, delivery and performance by the Seller of this Agreement or the Transaction Agreements to which the Seller is a party, except (i) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Seller from performing any of its material obligations under this Agreement or the Transaction Agreements to which the Seller is a party and would not have a Material Adverse Effect and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     (b) No action by, or in respect of, or filing with, any Governmental Authority is required to be taken by the General Partner for the execution and delivery by the General Partner, on behalf of the Seller, of this Agreement or the Transaction Agreements to which the Seller is a party, except (i) where the failure to obtain such consent, approval. authorization or action, or to make such filing or notification, would not prevent the Seller from performing any of its material obligations under this Agreement or the Transaction Agreements to which the Seller is a party and would not have a Material Adverse Effect and
(ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     SECTION 5.04. Litigation. Except as disclosed in Section 5.04 of the Disclosure Schedule, there are no Actions pending against the Seller relating to any Assets that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. The Seller is not subject to any order, writ, judgment, injunction, decree, determination or award relating to the Assets which could be reasonably expected to have a Material Adverse Effect. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or the Transaction Agreement to which the Seller is a party, or which would be reasonably likely to adversely affect or restrict the Seller's ability to consummate the transactions contemplated by this Agreement or such Transaction Agreements, as the case may be.

     SECTION 5.05. Compliance with Laws. To the best of the Seller's knowledge, the Seller's use of the Assets is not in violation of any law, rule, regulation, order, judgment or decree applicable to the Seller and relating to the Assets or by which any of the Assets are bound or affected, except (i) as set forth in
Section 5.05 of the Disclosure Schedule and (ii) for violations the existence of which would not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.06. Contracts. (a) Except as disclosed in Section 5.06(a) of the Disclosure Schedule, each Designated Contract: (i) is valid and binding in accordance with its terms on the Seller, taking into account any oral modifications or waivers that do not substantially and materially impair the value of the Designated Contract as a whole, (ii) has not been breached by the Seller in any manner that could reasonably be expected to have a material adverse effect on the Purchaser's rights thereunder, (iii) is freely assignable to the Purchaser without penalty, (iv) has not been terminated by the Seller, and (v) true and complete copies of each Designated Contract have previously been made available to the Purchaser; provided, however, that the Seller does not represent or warrant in any respect the performance under any Designated Contract by any party thereto (other than the Seller), or any party whose services are furnished thereunder, after the date hereof.

     (b) To the best of the Seller's knowledge, Part A-2 of Schedule I lists substantially all of the contracts, licenses, sublicenses, and agreements exclusively related to the Business (other than the Designated Contracts), except for omissions which would not be reasonably expected to have a Material Adverse Effect. To Tom McIntyre's and LaVerne Evans' actual knowledge, in each case without independent investigation, no notices of default have been received by the Seller (or its applicable Affiliates) alleging a default by the Seller (or its applicable Affiliates) under any of the Contracts listed on Part A-2 of
Schedule I, except for notices of default, the existence of which default would not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.07. Employees. (a) Attached hereto as Section 5.07(a) of the Disclosure Schedule is a true and complete list of all of the Seller's employees to be transferred to the Purchaser as of the date hereof (collectively, the "Employees") in accordance with Section 6.09.

     (b) Except as set forth on Section 5.07(b) of the Disclosure Schedule there are no strikes, slowdowns, picketing or work stoppages in which the Employees are participating that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

     SECTION 5.08 Tangible Personal Property. (a) The value of the Tangible Personal Property as of the date of the Closing shall not be less than $250,000, as calculated using the values set forth for such Tangible Personal Property in
Schedule V.

     (b) The Tangible Personal Property is free and clear of any security interest, pledge, mortgage, lien or encumbrance; provided, that the Seller shall only be liable for any breach of the representation contained in this Section 5.08(b) to the extent such breach causes the Adjusted Assets, as reflected on the Final Closing Balance Sheet, to be less than $9,000,000.

     SECTION 5.09. Certain Representations. (i) The Seller's financial situation is such that it can afford to bear the economic risk of holding its interest in the Designated Shares for an indefinite period of time and can afford to suffer a complete loss of its investment in the Designated Shares, (ii) the Seller's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its investment in the Designated Shares, as contemplated by this Agreement, and (iii) the Seller understands that the Designated Shares are a speculative investment which involves a high degree of risk of loss of its investment therein and that there are substantial restrictions on the transferability of the Designated Shares.

     SECTION 5.10. Investment Intent. The Designated Shares to be acquired by the Seller hereunder are being acquired for its own account and without a view to any public distribution of such Designated Shares.

     SECTION 5.11. Securities Act. The Seller has been advised that the Purchaser is issuing and selling the Designated Shares in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and is relying upon these representations, and agrees that said Designated Shares may be transferred only if registered under the Securities Act or pursuant to an exemption from such registration requirements in compliance with such applicable securities laws and that the certificate representing the Designated Shares will have a legend to such effect.

     SECTION 5.12. Taxes. To the best of the Seller's knowledge, there are no liens encumbering any of the Assets as a result of any Taxes.

     SECTION 5.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.01. Investigation. The Purchaser acknowledges and agrees that it
(i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Assets and the Assumed Liabilities, (ii) has been furnished with or given adequate access to such information about the Business, the Assets and the Assumed Liabilities as it has requested, and (iii) will not assert any claim against the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, or representatives, or hold the Seller or any such persons liable for any inaccuracies, misstatements or omissions with respect to information (other than, with respect to the representations, warranties, covenants and agreements contained in this Agreement) furnished by the Seller or such persons concerning the Seller, the Business, the Assets or the Assumed Liabilities.

     SECTION 6.02. Access to Information. If after the Closing, in order to properly prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that any Party hereto or any of its successors be furnished with additional information relating to the Business, the Assets or the Assumed Liabilities, and such information is in the possession of any another Party hereto, such Party agrees to use its reasonable efforts to furnish photocopies of such information to such other Party, at the cost and expense of the Party being furnished such information.

     SECTION 6.03. Publicity. Each Party agrees to consult the other Party prior to issuing any press release, public statement or advertisement in any manner relating to the existence of this Agreement or any terms, conditions or obligations contained herein or in the Transaction Agreements; provided, that the Purchaser shall have the right to disclose such information (the "Permitted Disclosure") as it is required to disclose by applicable law and the applicable NASDAQ regulations to be disclosed; provided, further, that the Purchaser hereby agrees that it will not issue any communication to the press, any other media or its applicable regulators that would reflect adversely on the Seller or its Affiliates, except to the extent that such failure to disclose such information in that way would cause the Purchaser to be in violation of applicable law or applicable NASDAQ regulations.

     SECTION 6.04. Confidentiality. Subject to Section 6.03 above, each of the Parties will keep strictly confidential any and all information delivered or transferred by the Purchaser or the Seller in connection with this Agreement and any of the Transaction Agreements, including, without limitation, the terms of any such agreements (the "Confidential Information"), except that any Party may disclose any such term or information:

     (a) to the extent required by law, regulation or legal process or any regulatory agency, subject to the terms and conditions contained in Section 6.05;

     (b) to its employees, representatives, legal, financial, technical and professional advisors and affiliates who need to know the information for the purpose of performing their duties and obligations hereunder; or

     (c) if at the time of disclosure it is in the public domain other than as a result of a Party's breach under this Section 6.04.

     To the extent that there is a breach of this Section 6.04 by any person receiving information pursuant to (b) above, such breach shall be deemed to be a breach by the Party which originally disclosed the information to the person pursuant to (b) above.

     Each Party, on behalf of itself and the employees and Affiliates of such Party, agrees that it will issue no communication to the press or other media that would reflect adversely on any other Party.

     SECTION 6.05. Notice Preceding Compelled Disclosure. In the event any of the Parties or any of their respective representatives are requested pursuant to, or become compelled by, applicable law, regulation or legal process to disclose any of the Confidential Information (the "Disclosing Party"), such Disclosing Party will provide the other Parties with prompt written notice so that they may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the term of this Agreement. In the event that no such protective order or other remedy is obtained, or that any of the Parties waive compliance with the terms of this Agreement, the Disclosing Party will furnish only that portion of the Confidential Information which the Disclosing Party is advised by counsel is legally required and cooperate, at the Disclosing Party's sole cost and expense with the other Parties efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     SECTION 6.06. Notification to Governmental Authorities. The Purchaser shall promptly after the Closing, and in any event not later than thirty (30) days after the date hereof notify each governmental and regulatory authority that would have on record the ownership of the Seller (or its Affiliates) or the names of the officers and directors (either current or former) of the Seller (or its Affiliates), with respect to the Purchaser's ownership of the Assets and with respect to the names of the then current officers and directors of the Purchaser.

     SECTION 6.07. Bulk Transfer Laws. The Parties hereby waive compliance by the Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale or transfer to the Purchaser of the Assets.

     SECTION 6.08. Use of Name or Other Intellectual Property. Immediately after the Closing and with all due diligence, the Purchaser shall remove or obliterate from all of the Assets (including letterheads and other materials) all signs and other materials containing the name BMG, BMG Music, BMG Entertainment, Bertelsmann Music Group, Inc., Ariola Eurodisc, Inc., Bertelsmann Music Group Company or any Affiliate, or related entity to all of the foregoing (collectively, the "IP Entities"), or any variant thereof, and any trademark, servicemark, trade dress, logo, trade name, or corporate name of BMG or any of the IP Entities. The Purchaser shall not use or put into use after the Closing Date any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name of the IP Entities or any variant thereof. The Purchaser shall make any requisite filings with, and provide any requisite notices to, the appropriate federal, state, local and foreign agencies to place a title or other indicia of ownership in a name other than as referred to above in this Section 6.08. Any signs and other materials containing the name of the IP Entities or any variant thereof and any trademark, service mark, trade dress, logo, trade name, or corporate name of the IP Entities shall be promptly returned to the Seller or with the Seller's written consent, destroyed or otherwise permanently disposed of. Notwithstanding the foregoing, with the Seller's prior written consent, such consent not to be unreasonably withheld, the Purchaser may sticker the materials, so long as all references to the IP Entities or any variant thereof shall be obliterated; provided, that the Purchaser may use materials ancillary to the Products (but expressly excluding the Products) containing references to the IP Entities or a variant thereof without stickering such materials for a reasonable period of time during the transition, such period not to exceed 90 days from the date hereof.

     SECTION 6.09. Employees. As of the Closing, the Seller shall transfer all the Employees to the Purchaser and the Purchaser shall offer employment to all the Employees effective as of the Closing. The Purchaser's offer of employment to such Employees of the Seller shall be on terms and conditions no less favorable, in the aggregate, than the terms and conditions such Employees were entitled to from the Seller prior to the Seller's transfer of such Employee, including, without limitation, salary, bonus, and pension and health benefit arrangements; provided, that, for purposes of all of the Purchaser's employee benefit plans, including but not limited to, retirement benefit plans, the Purchaser will grant each of the Employees who becomes an employee of the Purchaser on or after the Closing service credit equal to the service credit that each such Employee of the Seller would have accrued if he or she had been employed by the Purchaser during the entire period that each such Employee of the Seller was employed by the Business or the Seller. The Seller and the Purchaser shall comply with all applicable laws relating to the transfer and employment of the Employees. The Seller shall pay all severance and termination costs in connection with any Employee who does not accept employment with the Purchaser. The Purchaser hereby represents that it does not have any intention to hire any Employee, either contemporaneously with the Closing or at any time thereafter, who declines its offer of employment and accepts any severance or termination payments from the Seller.

     SECTION 6.10. No Competition. In partial consideration of the payment of the Purchase Price, as set forth in Section 2.01, for a period of two (2) years after the Closing Date, the Seller will not (i) internally develop a business which is principally engaged in the publishing of traditional video games (as currently understood as of the date hereof in the Platform industry) for Platforms and personal computers; but expressly excluding any on-line activities of the Seller; or (ii) acquire a business whose principal line of business is the publishing of traditional video games (as currently understood as of the date hereof in the Platform industry) for Platforms and personal computers; but, for purposes of determining such principal line of business, all on-line activities of the entity whose business is acquired shall be excluded. For the avoidance of doubt, the Seller shall have no restrictions with respect to publishing any products which are primarily focused on music or musical artists or where prerecorded music forms a substantial portion of such Product.

     SECTION 6.11. Voting of Designated Shares. From the date hereof through and including June 30, 1998, the Seller hereby agrees to vote the Designated Shares in favor of an amendment to the Purchaser's certificate of incorporation, authorizing the Purchaser to (i) increase its number of authorized options exercisable to purchase Common Stock, and (ii) increase its authorized share capital.

     SECTION 6.12. Audit. The Parties hereby agree that KPMG Peat Marwick shall be principally responsible for preparing, within sixty (60) days of the date hereof, audited financial statements of the Business' operations in the United States, United Kingdom, France, Germany, Sweden, Italy and Japan. Notwithstanding anything herein or in the Transaction Agreements to the contrary, the Parties agree and acknowledge that the audit is being prepared solely as a result of the Purchaser's obligations under Section 3.05 of Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended and, in that regard, the Parties agree that neither Party shall use the results of such audit with respect to this Agreement or the Transaction Agreements, including, without limitation, to impact the Purchase Price adjustment set forth in Section 2.03 or to affect the representations, warranties, covenants, agreements and indemnities contained herein and in the Transaction Agreements or in any way to affect the performance of the Parties hereunder or under the Transaction Agreements. The Seller shall pay the costs and expenses associated with conducting the audit in the United Kingdom, France, Germany, Sweden, Italy and Japan and the Purchaser shall pay all costs and expenses associated with conducting the audit in the United States.

     SECTION 6.13. Termination of Gametek Litigation. The Purchaser shall immediately following the execution of this Agreement, and in no event later than fifteen (15) days following such execution, take all actions in order to unilaterally terminate, with prejudice, the Gametek Litigation, thereby releasing the Seller (and its Affiliates) from all liability related to such litigation.

     SECTION 6.14. Right of Set-off. Each party hereto is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all indebtedness or other payment obligations at any time owing by such party (or any of its Affiliates) to or for the credit or the account of any other party against any and all of the obligations of such other party to such party now or hereafter existing under any agreement, including, without limitation, this Agreement or any Transaction Agreement. Each party hereto agrees promptly to notify the other parties after any such set-off and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such party may have at law or in equity. Nothing set forth in this Section 6.14 shall be deemed to waive or otherwise limit any rights of set-off any party may have at law or in equity.

     SECTION 6.15. Performance of Contracts. The Purchaser hereby agrees, as of the Closing, to perform, observe and fulfill all of the terms, covenants, conditions and obligations under the Contracts.

     SECTION 6.16. Further Action. Each of the Parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                                   ARTICLE VII

                                   TAX MATTERS

     SECTION 7.01. Conveyance Taxes. Notwithstanding anything contained herein to the contrary, any sales, use, transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes which become payable in connection with the transactions contemplated hereby shall be payable by the Party obligated to make such payment under applicable law. The Parties shall execute and deliver all instruments and certificates necessary to permit compliance with the foregoing.

     SECTION 7.02. Taxes. Except as provided in Section 7.01, the Purchaser shall be responsible for any and all Taxes, including, without limitation, all real and personal property Taxes or any other Taxes related to the ownership or the use of the Assets or the conduct of the Business that are due after the date hereof, whether accruing prior to or after the date hereof; provided that, for these purposes any such Taxes payable with respect to a period beginning before and ending after the date hereof shall be pro-rated based on the number of days in such period, including, without limitation, any Taxes paid by the Seller in respect of the Assets prior to the date of the Closing.

     SECTION 7.03. Tax Reporting. The Seller agrees to reasonably cooperate with the Purchaser to provide any information reasonably requested by the Purchaser which is necessary to the filing of the Purchaser's tax return.

                                  ARTICLE VIII

                                    INDEMNITY

     SECTION 8.01. Survival; Waiver. (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties hereto contained herein shall survive and remain in full force and effect and be subject to indemnification as provided in this Article VIII, regardless of any investigation made by or on behalf of the Purchaser or the Seller, for a period of one (1) year from the date hereof; provided, that if either Party gives the other Party written notice of a claim prior to the expiration of the applicable representation or warranty, then the relevant representation or warranty and such claim, as the case may be, shall survive as to such claim until such claim has been finally resolved. Except as set forth in this Agreement or a Transaction Agreement, there are no other representations and warranties, express or implied, made by any Party hereto to any other Party in connection with the transactions contemplated by this Agreement.

     (b) The Purchaser and the Seller hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (including claims against each other) relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. The Purchaser and the Seller shall take all steps as may be reasonably requested by the other Party and at such requesting Party's expense, to mitigate all such liabilities and damages.

     SECTION 8.02. Seller Indemnification. (a) The Seller shall indemnify the Purchaser, each Affiliate of the Purchaser, each successor and assign of each such person, and each representative of each of the foregoing (for purposes of this Section 8.02, each such person in its capacity as indemnitee hereunder, an "Indemnitee"), with respect to, and hold each of them harmless from and against, any and all Losses resulting from, arising out of, or relating to (i) the Seller's breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement or any Transaction Agreement, and (ii) the Specified Liabilities. To the extent that the Seller's undertakings in this
Section 8.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by any Indemnitee.

     (b) An Indemnitee shall give the Seller notice (for purposes of this Section 8.02, a "Loss Notice") of any matter which such Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and describing in reasonable detail the facts and circumstances upon which such determination is based;

provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Article VIII except to the extent the Seller is materially prejudiced by such failure and shall not relieve the Seller from any other obligation or liability that it may have to any Indemnitee otherwise than under this Article VIII.

     (c) The Seller's obligations and liabilities hereunder with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 8.02 (for purposes of this Section 8.02, "Third-Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

          (i) If an Indemnitee receives notice of any Third-Party Claim, such Indemnitee shall give the Seller notice of such Third-Party Claim within thirty (30) days after the receipt of such notice by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Section 8.02 except to the extent the Seller is materially prejudiced by such failure and shall not relieve the Seller from any other obligation or liability that it may have to any Indemnitee otherwise than under this Section 8.02;

          (ii) If the Seller acknowledges in writing its obligation to indemnify an Indemnitee against any Losses that may result from such Third-Party Claim, then the Seller shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to such Indemnitee) if it gives notice of its intention to do so to such Indemnitee within five (5) Business Days after the receipt of such notice from such Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of such Indemnitee, in its sole and absolute discretion, for the same counsel to represent both such Indemnitee and the Seller, then all Indemnitees with respect to any such Third-Party Claim shall, collectively, be entitled to retain one counsel of their own selection, in each jurisdiction for which such Indemnitees determine counsel is required, at the Seller's expense. If the Seller exercises its right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnitee shall cooperate with the Seller in such defense and make available to the Seller, at the Seller's expense, all witnesses, pertinent records, materials, and information in such Indemnitee's possession or under such Indemnitee's control relating thereto as is reasonably required by the Seller. Similarly, in the event that an Indemnitee is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Seller shall cooperate with such Indemnitee in such defense and make available to such Indemnitee, at the Seller's expense, all such witnesses, records, materials, and information in the Seller's possession or under the Seller's control relating thereto as is reasonably required by such

     Indemnitee. No such Third-Party Claim may be settled by the Seller without the prior written consent of the Indemnitee.

     SECTION 8.03. Purchaser Indemnification. (a) The Purchaser shall indemnify the Seller, each Affiliate of the Seller, each successor and assign of each such person, and each representative of each of the foregoing (for purposes of this Section 8.03, each such person in its capacity as indemnitee hereunder, an "Indemnitee"), with respect to, and hold each of them harmless from and against, any and all Losses resulting from, arising out of, or relating to (i) the Purchaser's breach of any representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement or any Transaction Agreement; (ii) the Assumed Liabilities; and (iii) any claim alleging that any Products shipped after the date hereof or Assets sold by the Purchaser containing the name of the IP Entities, infringe a valid and existing copyright or of any claim for royalties (based on title to the Products or Assets) pursuant to any copyright law of the United States or any other law. To the extent that the Purchaser's undertakings in this Section 8.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by any Indemnitee.

     (b) An Indemnitee shall give the Purchaser notice (for purposes of this Section 8.02, a "Loss Notice") of any matter which such Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and describing in reasonable detail the facts and circumstances upon which such determination is based; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article VIII except to the extent the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or liability that it may have to any Indemnitee otherwise than under this Article VIII.

     (c) The Purchaser's obligations and liabilities hereunder with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 8.03 (for purposes of this Section 8.03, "Third-Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

          (i) If an Indemnitee receives notice of any Third-Party Claim, such Indemnitee shall give the Purchaser notice of such Third-Party Claim within thirty (30) days after the receipt of such notice by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Section 8.03 except to the extent the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or liability that it may have to any Indemnitee otherwise than under this Section 8.03;

          (ii) If the Purchaser acknowledges in writing its obligation to indemnify an Indemnitee against any Losses that may result from such Third-Party Claim, then the Purchaser shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to such Indemnitee) if it gives notice of its intention to do so to such Indemnitee within five (5) Business Days after the receipt of such notice from such Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of such Indemnitee, in its sole and absolute discretion, for the same counsel to represent both such Indemnitee and the Purchaser, then all Indemnitees with respect to any such Third-Party Claim shall, collectively, be entitled to retain one counsel of their own selection, in each jurisdiction for which such Indemnitees determine counsel is required, at the Purchaser's expense. If the Purchaser exercise its right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnitee shall cooperate with the Purchaser in such defense and make available to the Purchaser at its expense, all witnesses, pertinent records, materials, and information in such Indemnitee's possession or under such Indemnitee's control relating thereto as is reasonably required by the Purchaser. Similarly, in the event that an Indemnitee is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Purchaser shall cooperate with such Indemnitee in such defense and make available to such Indemnitee, at the Purchaser's expense, all such witnesses, records, materials, and information in the Purchaser's possession or under the Purchaser's control relating thereto as is reasonably required by such Indemnitee. No such Third-Party Claim may be settled by the Purchaser without the prior written consent of the Indemnitee.

     SECTION 8.04. No Rescission. Except as set forth in this Agreement, neither Party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either Party to rescind this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or telecopied if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt):

          (a)  if to the Purchaser:     Take-Two Interactive Software, Inc.
                                        575 Broadway
                                        New York, New York  10012
                                        Attention:  Anthony Williams
                                        Telecopy:  (212) 941-2997

               with a copy to:          Tenzer Greenblatt LLP
                                        The Chrysler Building
                                        405 Lexington Avenue
                                        New York, New York  10174
                                        Attention:  Barry S. Rutcofsky
                                        Telecopy:  (212) 885-5001

          (b)  if to the Seller:        BMG Entertainment,
                                        a division of BMG Music
                                        1540 Broadway
                                        New York, New York  10036-4098
                                        Telecopy:  (212) 930-4914
                                        Attention:  Executive Vice President
                                        and Chief Financial Officer

               with a copy to:          BMG Entertainment,
                                        a division of BMG Music
                                        1540 Broadway
                                        New York, New York  10036-4098
                                        Telecopy:  (212) 930-4914
                                        Attention:  Senior Vice President
                                        and General Counsel of BMG
                                        Entertainment

                                        Levin & Srinivasan LLP
                                        1776 Broadway, Suite 1900
                                        New York, New York  10019
                                        Telecopy:  (212) 957-4565
                                        Attention:  Notices (100/022)

     SECTION 9.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 9.05. Entire Agreement. This Agreement and the Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and except as otherwise expressly provided herein.

     SECTION 9.06. Assignment. This Agreement shall be binding upon the parties and their successors and assigns and shall benefit and inure it to the benefit of the parties, their successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express written consent of the Purchaser and the Seller (which consent may be granted or withheld in the sole discretion of the Purchaser and the Seller).

     SECTION 9.07. No Third-Party Beneficiaries. Except as explicitly provided herein, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.08. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Purchaser and the Seller. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

     SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

     SECTION 9.10. Consent to Jurisdiction. The Purchaser and the Seller hereby irrevocably submit to the exclusive jurisdiction of any court of the State of New York sitting in New York County and any Federal court sitting in New York County and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and the Purchaser and the Seller hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. The Purchaser and the Seller agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Purchaser and the Seller hereby irrevocably agree that the summons a complaint or any other process in any action in any jurisdiction may be served by mailing to any of the addresses set forth herein or by hand delivery to a person of suitable age and discretion at any such address. Such service will be complete on the date such process is so mailed and delivered.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Purchaser and the Seller have caused this Agreement to be executed as of the date first written above by their, if applicable, respective officers thereunto duly authorized.

                                        TAKE-TWO INTERACTIVE SOFTWARE, INC.,
                                        a Delaware company

                                        By:  __________________________________
                                             Name:
                                             Title:

                                        BMG ENTERTAINMENT NORTH AMERICA, a
                                        division of BMG MUSIC, a New York
                                        general  partnership

                                             By:  BERTELSMANN MUSIC GROUP,
                                                  INC., a Delaware corporation,
                                                  a general partner

                                             By:  _____________________________
                                                  Name:
                                                  Title: